     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999



                                                      REGISTRATION NO. 333-80543

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              QUEST SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                               7372                               33-0231678
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            610 NEWPORT CENTER DRIVE
                            NEWPORT BEACH, CA 92660
                                 (949) 720-1434
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              MR. VINCENT C. SMITH
                            CHIEF EXECUTIVE OFFICER
                              QUEST SOFTWARE, INC.
                            610 NEWPORT CENTER DRIVE
                            NEWPORT BEACH, CA 92660
                                 (949) 720-1434
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

     GREG T. WILLIAMS, ESQ.                ALAN K. AUSTIN, ESQ.
      CHRISTINE P. LE, ESQ.                 BRIAN C. ERB, ESQ.
        PATTY H. LE, ESQ.                  BRIAN MCDANIEL, ESQ.
 BROBECK, PHLEGER & HARRISON LLP     WILSON SONSINI GOODRICH & ROSATI
       38 TECHNOLOGY DRIVE               PROFESSIONAL CORPORATION
    IRVINE, CALIFORNIA 92618                650 PAGE MILL ROAD
         (949) 790-6300                PALO ALTO, CALIFORNIA 94304
                                              (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration Fee........................................  $ 16,680
NASD Filing Fee.............................................     6,500
Nasdaq National Market Listing Fee..........................         *
Printing and Engraving Expenses.............................         *
Legal Fees and Expenses.....................................         *
Accounting Fees and Expenses................................         *
Blue Sky Fees and Expenses..................................         *
Transfer Agent Fees.........................................         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *
                                                              ========

-------------------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) for acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (3) for any transaction from which a director derived an improper personal benefit, (4) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (6) under Section 310 of the California Law concerning contacts or transactions between the Registrant and a director, or (7) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation by a director of the director's fiduciary duty to the Registrant or its shareholders.

     The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.
Section 317 of the California Law and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. The Registrant currently maintains directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of the Registrant in which indemnification will be required or permitted. Moreover, the Registrant is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Registrant believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

     1. In March 1996, the Registrant issued 1,950,000 shares of common stock to Eyal M. Aronoff in connection with the Registrant's purchase of R*Tech Systems, Inc.

     2. In May 1997, the Registrant issued 663,000 shares of common stock to the former shareholders of Common Sense Computing Pty. Ltd. in connection with the Registrant's acquisition of Common Sense Computing.

     3. In October 1997, the Registrant sold to Vincent C. Smith, the Registrant's Chief Executive Officer, 3,900,000 shares of common stock for aggregate consideration of $2,200,000. Mr. Smith executed a promissory note for the purchase price. This note has a term of five years and bears interest at 6.2%. This note is also secured, in part, by the 3,900,000 shares of common stock purchased from the Registrant.

     4. In April 1998, the Registrant sold an aggregate of 975,000 shares of common stock for an aggregate purchase price of $750,000, for which Mr. Aronoff executed a promissory note and agreed to cancel an option to purchase up to 2.5% of the outstanding capital stock of the Registrant. The note has a term of four years, bears interest at the rate of 5.7% per annum, and up to 25% of the original principal amount of the note may be prepaid in each year of the four-year term.

     5. In April 1999, the Registrant sold an aggregate of 888,889 shares of its Series A Preferred Stock at a price of $5.625 per share to InSight Capital Partners II, L.P. and InSight Capital Partners (Cayman) II, L.P. Each share of Series A Preferred Stock will convert into one and one-half shares of common stock upon the closing of this offering.

     6. In April 1999, the Registrant sold an aggregate of 800,000 shares of its Series A Preferred Stock at a price of $5.625 per share to WI Software Investors LLC. Each share of Series A Preferred Stock will convert into one and one-half shares of common stock upon the closing of this offering.

     7. In April 1999, the Registrant sold an aggregate of 977,778 shares of its Series A Preferred Stock and 1,777,778 shares of its Series B Redeemable Preferred Stock, each at a price of $5.625 per share, to UBS Capital LLC. Each share of Series A Preferred Stock will convert into one and one-half shares of common stock and each share of Series B Preferred Stock will be redeemed upon the closing of this offering.

     8. Since June, 1998, the Registrant has granted stock options to purchase common stock under individual stock option agreements and the 1998 Stock Option/Stock Issuance Plan to eligible officers, directors, consultants and employees of the Registrant as described in the prospectus.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


EXHIBIT
NUMBER    EXHIBIT TITLE
-------   -------------
 1.1*     Form of Underwriting Agreement.
 3.1      Amended and Restated Articles of Incorporation, as amended.
 3.2      Second Amended and Restated Articles of Incorporation, to be
          filed with the California Secretary of State upon
          consummation of this offering.
 3.3      Amended and Restated Bylaws.
 3.4      Second Amended and Restated Bylaws.
 4.1*     Form of Registrant's Specimen Common Stock Certificate.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
10.1      Registrant's 1998 Stock Option/Stock Issuance Plan.
10.2      Registrant's 1999 Stock Incentive Plan.
10.3      Registrant's 1999 Employee Stock Purchase Plan.
10.4**    Form of Directors' and Officers' Indemnification Agreement.
10.5**    Securities Purchase Agreement, dated as of April 21, 1999, by and among Quest Software, Inc. and InSight Capital
          Partners II, L.P., InSight Capital Partners (Cayman) II,
          L.P., UBS Capital LLC, and WI Software Investors LLC.
10.6**    Investors' Rights Agreement dated as of April 21, 1999 among
          Quest Software, Inc. and InSight Capital Partners II, L.P.,
          InSight Capital Partners (Cayman) II, L.P., UBS Capital LLC,
          and WI Software Investors LLC.
10.7+     Agreement, dated February 19, 1999, between Quest Software,
          Inc. and INSO Chicago Corporation, dba INSO Corporation.
10.8+     OEM Agreement, dated March 3, 1998, by and between Quest
          Software, Inc. and Artifex Software Inc.
21.1**    Subsidiaries of the Registrant.
23.1**    Consent of Deloitte & Touche LLP.
23.2*     Consent of Brobeck, Phleger & Harrison LLP (Included in
          Exhibit 5.1 hereto).
24.1**    Power of Attorney (Included on signature pages hereto).
27.1**    Financial Data Schedule (In EDGAR format only).

-------------------------

  * To be filed by amendment.



 ** Previously filed.



  + Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


(B) FINANCIAL STATEMENT SCHEDULE

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT

                                                       BALANCE AT   CHARGES,                 BALANCE AT
                                                       BEGINNING    COSTS AND                  END OF
                     DESCRIPTION                       OF PERIOD    EXPENSES    DEDUCTIONS     PERIOD
                     -----------                       ----------   ---------   ----------   ----------
Year ended December 31, 1996:
  Allowance for doubtful accounts and sales
     returns.........................................     $129       $  417       $  --        $  546
Year ended December 31, 1997:
  Allowance for doubtful accounts and sales
     returns.........................................     $546       $  584       $(347)       $  783
Year ended December 31, 1998:
  Allowance for doubtful accounts and sales
     returns.........................................     $783       $1,116       $(847)       $1,052

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California General Corporation Law, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 29th day of June, 1999.


                                          QUEST SOFTWARE, INC.


                                          By: /s/ DAVID M. DOYLE

                                            ------------------------------------

                                              David M. Doyle


                                              President and Secretary


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Vincent C. Smith, David M. Doyle and John J. Laskey, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:


SIGNATURE                                                           TITLE                     DATE
---------                                                           -----                     ----

                         *                           Chief Executive Officer (principal   June 29, 1999
---------------------------------------------------    executive officer) and Chairman
                 Vincent C. Smith                      of the Board

                /s/ DAVID M. DOYLE                   President, Secretary and Director    June 29, 1999
---------------------------------------------------
                  David M. Doyle

                         *                           Chief Financial Officer (principal   June 29, 1999
---------------------------------------------------    financial and accounting officer)
                  John J. Laskey                       and Vice President, Finance

                         *                           Director                             June 29, 1999
---------------------------------------------------
                  Doran G. Machin

SIGNATURE                                                           TITLE                     DATE
---------                                                           -----                     ----
                         *                           Director                             June 29, 1999
---------------------------------------------------
                Jerry Murdock, Jr.

                         *                           Director                             June 29, 1999
---------------------------------------------------
                  Raymond J. Lane



*By: /s/ DAVID M. DOYLE

     ---------------------------------

     David M. Doyle


     (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    EXHIBIT TITLE
-------   -------------
 1.1*     Form of Underwriting Agreement.
 3.1      Amended and Restated Articles of Incorporation, as amended.
 3.2      Second Amended and Restated Articles of Incorporation, to be
          filed with the California Secretary of State upon
          consummation of this offering.
 3.3      Amended and Restated Bylaws.
 3.4      Second Amended and Restated Bylaws.
 4.1*     Form of Registrant's Specimen Common Stock Certificate.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
10.1      Registrant's 1998 Stock Option/Stock Issuance Plan.
10.2      Registrant's 1999 Stock Incentive Plan.
10.3      Registrant's 1999 Employee Stock Purchase Plan.
10.4**    Form of Directors' and Officers' Indemnification Agreement.
10.5**    Securities Purchase Agreement, dated as of April 21, 1999, by and among Quest Software, Inc. and InSight Capital
          Partners II, L.P., InSight Capital Partners (Cayman) II,
          L.P., UBS Capital LLC, and WI Software Investors LLC.
10.6**    Investors' Rights Agreement dated as of April 21, 1999 among
          Quest Software, Inc. and InSight Capital Partners II, L.P.,
          InSight Capital Partners (Cayman) II, L.P., UBS Capital LLC,
          and WI Software Investors LLC.
10.7+     Agreement, dated February 19, 1999, between Quest Software,
          Inc. and INSO Chicago Corporation, dba INSO Corporation.
10.8+     OEM Agreement, dated March 3, 1998, by and between Quest
          Software, Inc. and Artifex Software Inc.
21.1**    Subsidiaries of the Registrant.
23.1**    Consent of Deloitte & Touche LLP.
23.2*     Consent of Brobeck, Phleger & Harrison LLP (Included in
          Exhibit 5.1 hereto).
24.1**    Power of Attorney (Included on signature pages hereto).
27.1**    Financial Data Schedule (In EDGAR format only).


-------------------------

  * To be filed by amendment.



 ** Previously filed.



  + Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.